EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

MHA Petroleum Consultants LLC does hereby consent to the use of its reports relating to the proved oil and gas reserves of GeoPetro Resources Company and to the reference to the firm as an expert in the Form 10-K Annual Report being filed by GeoPetro Resources Company.

/s/ John W. Arsenault
John W. Arsenault
Vice President

MHA Petroleum Consultants LLC
Denver, CO
March 30, 2012